Exhibit 99

Contact:

Rod Hise

The Luminis Group Ltd for Exact Sciences Corp.

608-807-4607

rod@luminisgroup.com

For Immediate Release

Exact Sciences reports third-quarter 2014 financial results

MADISON, Wis., Oct. 27, 2014 — Exact Sciences Corp. (Nasdaq: EXAS) today announced its financial results for the quarter ended Sept. 30, 2014.

Exact reported total revenues of $0.0 million for the third quarter of 2014, compared to $1.0 million for the third quarter of 2013. Total revenues for the nine months ended September 30, 2014, were $0.3 million, compared to $3.1 million during the nine months ended September 30, 2013. The company’s revenue had been comprised of the non-cash amortization of up-front license fee payments paid to it by Genzyme Corp. These payments were amortized over a five-year collaboration period that ended in January 2014.

Exact reported a net loss of ($32.1) million, or ($0.39) a share, for the third quarter of 2014. The company had a net loss of ($11.2) million, or ($0.16) a share, for the same period of 2013. The net loss for the nine-month period ended Sept. 30, 2014, was ($67.6) million, or ($0.86) a share. The company’s net loss for the same period of 2013 was ($34.3) million, or ($0.52) a share.

Operating expenses for the quarter ended Sept. 30, 2014, were $32.2 million, compared to $11.2 million for the third quarter of 2013. Operating expenses for the first nine months of 2014 totaled $68.3 million, compared to $37.6 million during the same period of 2013.

Exact ended the third quarter of 2014 with cash, cash equivalents and marketable securities of $211.1 million, compared to $133.3 million at Dec. 31, 2013.

“The past three months have been among the most significant in the company’s history,” said Kevin T. Conroy, the company’s chairman and chief executive. “Following Cologuard’s approval by the FDA, Medicare officially made Cologuard available to its beneficiaries on Oct. 9 and issued a preliminary pricing decision.  We are very pleased with the significant demand from physicians and patients, and the early uptake of Cologuard since Medicare’s final national coverage decision. We are focused on educating physicians and ensuring that patients across the country know that Cologuard is a new highly-sensitive, non-invasive screening option.”

Third-Quarter Conference Call & Webcast

Company management will host a conference call and webcast on Monday, Oct. 27, 2014, at 10 a.m. ET to discuss third-quarter results. The webcast will be available at

www.exactsciences.com. Domestic callers should dial 877-212-6082 and international callers should dial 707-287-9332.  An archive of the webcast and a replay of the conference call will be available at www.exactsciences.com or by calling 855-859-2056 domestically or 404-537-3406 internationally. The access code for the conference call and replay is 23929384. The conference call, webcast and replay are open to all interested parties.

About Exact Sciences Corp.

Exact Sciences Corp. is a molecular diagnostics company focused on gastrointestinal cancers. The company’s noninvasive colorectal cancer screening test, Cologuard, is the first and only FDA-approved stool-based DNA test. Stool-based DNA technology is included in the colorectal cancer screening guidelines of the American Cancer Society and the U.S. Multi-Society Task Force on Colorectal Cancer.  For more information, please visit the company’s website at www.exactsciences.com.

Certain statements made in this news release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended that are intended to be covered by the “safe harbor” created by those sections.  Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of forward-looking terms such as “believe,” “expect,” “may,” “will,” “should,” “could,” “seek,” “intend,” “plan,” “estimate,” “anticipate” or other comparable terms.  Forward-looking statements in this news release may address the following subjects among others: statements regarding the sufficiency of our capital resources, our ability to secure favorable reimbursement rates from Medicare and other third-party payors, our estimates of the available market size and our potential penetration, expected research and development expenses, expected general and administrative expenses and our expectations concerning our business strategy.  Forward-looking statements involve inherent risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, as a result of various factors including those risks and uncertainties described in the Risk Factors and in Management’s Discussion and Analysis of Financial Condition and Results of Operations sections of our most recently filed Annual Report on Form 10-K and our subsequently filed Quarterly Reports on Form 10-Q.  We urge you to consider those risks and uncertainties in evaluating our forward-looking statements.  We caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made.  Except as otherwise required by the federal securities laws, we disclaim any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

EXACT SCIENCES CORPORATION

Selected Unaudited Financial Information

Condensed Consolidated Statements of Operation Data

(Amounts in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013

License fees	$—	$1,036	$294	$3,108

Operating Expenses:
Research and development	9,073	6,982	23,677	20,965
General and administrative	8,994	3,686	19,810	9,962
Sales and marketing	13,217	1,615	23,839	6,676
Cost of sales	924	—	924	—
	32,208	12,283	68,250	37,603

Loss from operations	(32,208)	(11,247)	(67,956)	(34,495)

Investment income	160	103	392	220
Interest expense	(12)	(16)	(40)	(53)

Net loss	$(32,060)	$(11,160)	$(67,604)	$(34,328)

Net loss per share - basic and diluted	$(0.39)	$(0.16)	$(0.86)	$(0.52)

Weighted average common shares outstanding - basic and diluted	82,941	70,559	78,702	66,389

EXACT SCIENCES CORPORATION

Selected Unaudited Financial Information

Condensed Consolidated Balance Sheet Data

(Amounts in thousands)

	September 30,	December 31,
	2014	2013
Assets
Cash and cash equivalents	$27,829	$12,851
Marketable securities	183,315	120,408
Inventory	2,719	—
Prepaid expenses and other current assets	2,377	2,199
Property and equipment, net	18,427	11,169
Total assets	$234,667	$146,627

Liabilities and stockholders’ equity
Total current liabilities	$16,752	$7,752
Long term debt	1,000	1,000
Long term accrued interest	100	84
Obligations under capital lease, less current portion	—	360
Lease incentive obligation, less current portion	1,710	2,115
Total stockholders’ equity	215,105	135,316
Total liabilities and stockholders’ equity	$234,667	$146,627